Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $4,180,000.00*. The prospectus is a final prospectus for the related offering.

* Calculated in accordance with Rule 457(c), based on the average of the high and low prices reported on the consolidated reporting system on May 19, 2026.